UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

ENTRX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-2000	95-2368719
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer ID No.)
incorporation or organization)

800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota	55402
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (612) 333-0614

(Former name or former address, if change since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrants Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On May 31, 2006, Entrx Corporation entered into a Settlement Agreement with Ventana Global Environmental Organizational Partnership, L.P. and North America Environmental Fund, L.P. (collectively referred to as “Ventana”) whereby Ventana agreed to pay Entrx Corporation $1,250,000 in exchange for the dismissal with prejudice by Entrx Corporation of the law suit (the “Ventana Action”) filed by Entrx Corporation against Ventana and others in Orange County, California Superior Court in November 2000. Entrx Corporation and Ventana also entered into a mutual release of all claims each may have had against the other. In addition, Entrx Corporation released Carlos Alberto de Rivas Oest and Geologic de Mexico S.A. de C.V., which were parties related to Ventana, and against whom Entrx Corporation had claims pending in Mexico. The Settlement Agreement does not limit claims that Entrx had or currently has against Javier Guerra Cisneros and Promotora Industrial Galeana, S.A. de C.V., which Entrx Corporation continues to pursue in Mexico. Javier Guerra Cisneros and Promotora Industrial Galeana, S.A. de C.V. were involved with the transactions which were the subject of the Ventana Action. Entrx Corporation anticipates receiving approximately $900,000 net after payment of legal fees and expenses associated with the Ventana Action and the Settlement Agreement. Payment of the $1,250,000 under the Settlement Agreement is to be made to Entrx Corporation by approximately June 6, 2006.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d)	Exhibits

Exhibit 1:	Settlement Agreement between Entrx Corporation, Ventana Environmental Organizational Partnership, L.P. and North America Environmental Fund, L.P. dated May 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRX CORPORATION

Date: June 2, 2006	By:	/s/ BRIAN D. NIEBUR

Name: Brian D. Niebur Title: Treasurer and Chief Financial Officer